Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com
Vericel Reports First-Quarter 2016 Financial Results
Total Revenues of $14.1 Million Reported for the Quarter
Carticel and Epicel Revenues Increase 31% versus First Quarter 2015
Conference Call Today at 8:00am Eastern Time
CAMBRIDGE, Mass., May 10, 2016 (GLOBE NEWSWIRE) - Vericel Corporation (NASDAQ: VCEL), a leading developer of patient-specific expanded cellular therapies for the treatment of severe diseases and conditions, today reported financial results for the first quarter ended March 31, 2016.
Total net revenues for the quarter ended March 31, 2016 were approximately $14.1 million and included approximately $8.8 million of Carticel net revenues and approximately $5.3 million of Epicel net revenues. Total Carticel and Epicel net revenues increased 31% over the first quarter of 2015, with Carticel revenues increasing 24% and Epicel revenues increasing 46%, respectively, compared to the same period in 2015.
Gross profit for the quarter ended March 31, 2016 was $7.5 million, or 54% of net revenues, compared to $5.3 million, or 49% of net product revenues, for the first quarter of 2015.
Research and development expenses for the quarter ended March 31, 2016 were $3.5 million, compared to $4.4 million in the first quarter of 2015.  The decrease in research and development expenses in the first quarter is primarily due to a reduction in clinical trial expenses.
Selling, general and administrative expenses for the quarter ended March 31, 2016 were $6.0 million compared to $5.5 million for the same period in 2015. The increase in SG&A expenses is primarily due to an increase in shared facility fees.
Loss from operations for the quarter ended March 31, 2016 was $2.0 million, compared to $4.6 million for the first quarter of 2015. Material non-cash items impacting the operating loss for the quarter included $0.5 million of stock-based compensation expense and $0.4 million in depreciation and amortization expense.
Other expense for the quarter ended March 31, 2016 was $1.7 million compared to less than $0.3 million for the same period in 2015. The change in other expense for the quarter is primarily due to the change in the fair value of warrants in the first quarter of 2016 compared to the same period in 2015.
Vericel reported an adjusted net loss for the quarter ended March 31, 2016 of $2.0 million dollars, or $0.08 per share, compared to an adjusted net loss of $4.5 million, or $0.19 per share, for the same period in 2015. The adjusted net loss excludes the non-cash change in the fair value of warrants and the non-cash accumulated dividend on the Series B convertible preferred stock. The adjusted earnings per share includes common shares reserved as treasury shares received in exchange for the Series A non-voting convertible preferred stock. Vericel’s GAAP net loss for the quarter ended March 31, 2016 was $3.7 million, or $0.24 per share, compared to a net loss of $4.9 million, or $0.27 per share, for the same period in 2015.
As of March 31, 2016, the company had $13.5 million in cash and cash equivalents compared to $14.6 million in cash and cash equivalents at December 31, 2015.
Recent Business Highlights
During and since the first quarter of 2016, the company:

•	Achieved 31% growth in total Carticel and Epicel net revenues in the first quarter, including 24% and 46% growth in Carticel and Epicel net revenues, respectively, versus the same period in 2015;

•	Achieved gross margins of 54% of total net revenues in the first quarter versus 49% in the same period in 2015;

•
Received U.S. Food and Drug Administration (FDA) approval of the Epicel Humanitarian Device Exemption (HDE) supplement, which revised the Epicel label to include pediatric patients and specify the probable benefit, mainly related to survival, for adult and pediatric patients, and allows the company to sell Epicel for profit on up to 360,400 grafts per year;

•	Submitted a Biologics License Application for MACI for the treatment of cartilage defects of the knee, which was accepted for review by the FDA with a PDUFA goal date of January 3, 2017;

•
Announced results from the company's Phase 2b ixCELL-DCM clinical study of ixmyelocel-T in patients with advanced heart failure due to ischemic dilated cardiomyopathy, which were presented at the American College of Cardiology's (ACC) 65th Annual Scientific Session and published in The Lancet;

•	Entered into a $10 million credit facility and $5 million term loan agreement with Silicon Valley Bank to access low-cost, non-dilutive capital for the company; and

•	Executed a service agreement with Dohmen Life Science Services, LLC for clinical- and patient-support services for Carticel and MACI, if approved.

“We had a very strong first quarter and made tremendous progress across all facets of our business,” said Nick Colangelo, president and CEO of Vericel. “Our strong revenue growth and margin expansion reflect the success of our commercial team’s sales and marketing initiatives, and our clinical and regulatory team made substantial progress on our key clinical and regulatory priorities. We believe that these results position the company for strong growth moving forward.”

Conference Call Information
Today's conference call will be available live at 8:00am Eastern time in the Investors section of the Vericel website at http://investors.vcel.com/events.cfm.  Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary.  To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's first-quarter 2016 investor conference call.  If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events.cfm until May 10, 2017. A replay of the call will also be available until 11:59 pm (EST) on May 14, 2016 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 93070867.

About Vericel Corporation
Vericel Corporation is a leader in developing patient-specific expanded cellular therapies for use in the treatment of patients with severe diseases and conditions. The company markets two autologous cell therapy products in the U.S.: Carticel® (autologous cultured chondrocytes), an autologous chondrocyte implant for the treatment of cartilage defects in the knee, and Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns comprising greater than or equal to 30% of total body surface area. Vericel is also developing MACI™, a third-generation autologous chondrocyte implant for the treatment of cartilage defects in the knee, and ixmyelocel-T, a patient-specific multicellular therapy for the treatment of advanced heart failure due to ischemic dilated cardiomyopathy. For more information, please visit the company’s website at www.vcel.com.
Epicel® and Carticel® are registered trademarks and MACI™ is a trademark of Vericel Corporation. © Vericel Corporation. All rights reserved.
The Vericel Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=29189.

Non-GAAP Financial Measures
Vericel has provided in this release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Vericel believes that the use of these non-GAAP financial measures provides supplementary information for investors to use in evaluating operating performance and in comparing its financial measures with other companies in Vericel’s industry. The adjusted net loss excludes the non-cash change in the fair value of warrants and the non-cash accumulated dividend on the Series B convertible preferred stock.  The adjusted earnings per share includes common shares reserved as treasury shares received in exchange for the Series A non-voting convertible preferred stock.. Non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. In addition, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, estimating the commercial potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's (formerly Aastrom Biosciences, Inc.)Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission ("SEC") on March 14, 2016, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

CONTACT:
Chad Rubin
The Trout Group
crubin@troutgroup.com
(646) 378-2947
or
Lee Stern
The Trout Group
lstern@troutgroup.com
(646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$13,544	$14,581
Accounts receivable (net of allowance for doubtful accounts of $68 for 2016 and 2015)	9,669	10,919
Inventory	1,942	1,379
Other current assets	662	464
Total current assets	25,817	27,343
Property and equipment, net	4,393	4,049
Intangible assets, net	2,847	2,917
Total assets	$33,057	$34,309
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,293	$7,588
Accrued expenses	4,943	3,603
Warrant liabilities	2,397	757
Other	136	160
Total current liabilities	13,769	12,108
Long term debt	62	71
Total liabilities	13,831	12,179
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series A non-voting convertible preferred stock, no par value: shares authorized and reserved — 1; shares issued and outstanding — 1	3,150	3,150
Series B-2 voting convertible preferred stock, no par value: shares authorized and reserved — 39, shares issued and outstanding — 12	38,389	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 23,891 and 23,789, respectively	308,512	307,766
Treasury stock — 1,250 shares	(3,150)	(3,150)
Accumulated deficit	(327,675)	(324,025)
Total shareholders’ equity	19,226	22,130
Total liabilities and shareholders’ equity	$33,057	$34,309

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Product sales	$14,108	$10,849
Total revenues	14,108	10,849
Costs and expenses:
Cost of product sales	6,560	5,568
Gross profit	7,548	5,281
Research and development	3,536	4,377
Selling, general and administrative	6,004	5,476
Total operating expenses	9,540	9,853
Loss from operations	(1,992)	(4,572)
Other income (expense):	—
Increase in fair value of warrants	(1,640)	(317)
Foreign currency translation (loss) gain	(10)	16
Interest income	5	13
Interest expense	(3)	(2)
Other expense	(10)	—
Total other income (expense)	(1,658)	(290)
Net loss	$(3,650)	$(4,862)

Net loss per share attributable to common shareholders (Basic and Diluted)	$(0.24)	$(0.27)
Weighted average number of common shares outstanding (Basic and Diluted)	22,604	23,786

RECONCILIATION OF REPORTED NUMERATOR AND DENOMINATOR IN NET LOSS PER SHARE (GAAP) TO ADJUSTED NET LOSS PER SHARE (NON-GAAP MEASURE) - UNAUDITED

	Three Months Ended March 31,
(Amounts In thousands except per share amounts)	2016	2015
Numerator:
Numerator of basic and diluted EPS	$(5,454)	$(6,452)
Add: Increase in fair value of warrants	1,640	317
Add: Dividends accumulated on convertible preferred stock	1,804	1,590
Adjusted net loss - Non-GAAP	$(2,010)	$(4,545)
Denominator:
Denominator for basic and diluted EPS:
Weighted-average common shares outstanding	22,604	23,786
Add: Treasury stock	1,250	—
Adjusted denominator for basic and diluted EPS	23,854	23,786

Adjusted net loss per share (basic and diluted) - Non-GAAP	$(0.08)	$(0.19)